                                                                     EXHIBIT 4.3



                          COMMERCIAL VARIABLE RATE LOAN

                                    AGREEMENT

We, NATIONAL WESTMINSTER BANK PLC and any person to whom we transfer our rights or duties under this agreement agree to offer you a loan under the terms and conditions set out below and on the attached appendix. The first part of the appendix explains some of the words and phrases used in this agreement.

1       DATE OF OFFER:

2(a)    YOUR NAME:            Bradley International Holdings Limited (Company
                              No. 3407901) whose registered office is at PO Box
                              20, Beldray Road, Bilston, West Midlands WV14 7NF.

2(b)    YOUR PARENT:          Krug International (UK) Limited (Company No.
                              0516171) whose registered office is at c/o Touche
                              Ross & 6 Columbia Centre Market Street Brocknell
                              Berkshire RG 12 1 Pt.

3       LENDING BRANCH:       South West Surrey Corporate Business Centre, PO
                              Box 1, 1 Stoke Road, Guildford, Surrey GUI 3ZR.

4       AMOUNT:               Up to L.2,550,000 (two million five hundred and
                              fifty thousand pounds).

5       PURPOSE OF THE LOAN:  To fund the purchase of the whole of the issued share capital of Klippan Limited and associated costs.

6       PERIOD OF THE LOAN:   To 31 March 2003.

7 INTEREST RATE: The rate of interest for each Fixture Period shall be the aggregate (rounded up to the nearest one-sixteenth per cent) of:

        (i)    1.25 per cent per annum;

        (ii) LIBOR for such Fixture Period for a corresponding amount on the first Business Day of such Fixture Period; and

        (iii)  MLA Costs.
        (Please see paragraph 4 of the appendix.)

8 FEE: L.32,750 (thirty two thousand seven hundred and fifty pounds) due on the date on which you draw the Loan to include our security fees (but to exclude any out of pocket expenses or expenses incurred in relation to legal due diligence) in accordance with the terms of this agreement.



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
                          COMMERCIAL VARIABLE RATE LOAN


9 DRAWING THE LOAN: You must draw the Loan in full in one amount. Any amount not drawn within 24 hours of the Date of Offer will be cancelled.

10 REPAYMENT: You must have repaid the Loan in full on the last day of the period shown in tern 6 of this agreement.

        Subject always to our rights under paragraph 12 of the appendix, you will repay the Loan by twenty equal instalments of principal in such amount as we shall specify, payable every quarter starting on 30 June 1998. (The payment of the final instalment shall be paid together with all other amounts then outstanding under the Loan).

        From the date on which a drawing is first made under the Loan until such date as you commence your instalments of principal hereunder, you will pay interest on each Interest Payment Date. When you start making your repayment instalment we will add on any interest which has accrued but has not been paid since the last date on which you made an interest payment.

11      SECURITY:

        (a) mortgage debentures by your Parent, Hago Products Limited, Sowester Limited and Beldray Limited;

        (b) first legal mortgage over the freehold premises of Beldray Limited at Etruria Way, Mount Pleasant, Bilston, West Midlands;

        (c) first legal mortgage over Sowester's freehold land and warehouse at Stinsford Road, Poole;

        (d)     mortgage debentures by you and Klippan Limited;

        (e) a composite, cross guarantee by you, your Parent, Hago Products Limited, Sowester Limited, Beldray Limited and Klippan
                Limited;

        (f) letters of negative pledge from each of the Overseas Subsidiaries except Akba Barnsakert and Oy Klipper AB (except) in respect of the assets financed by Hire Purchase or leasing to be agreed with us on an annual basis);

        together with any additional documentation in respect of the above security as we may reasonably require and all in form and substance satisfactory to us.*

        (Items (a), (b) and (c) being the existing security granted in our favour prior to the Agreement Date and items (d), (e) and (f) above the "new security".)

12      FINANCIAL AGREEMENTS:


---------
* You undertake to prove that within a reasonable time after Oy Klippan AB becomes a wholly-owned subsidiary of Klippan Limited, Oy Klippan AB will execute a negative pledge in favour of us in a similar form to the negative pledge executed in our favour by Klippan CmbH and Klippan SAKL.

                          COMMERCIAL VARIABLE RATE LOAN

        You agree to the following:

        Please see paragraph 2 of the appendix for an explanation of the words and phrases used below.

        (a) You will not allow TANGIBLE NET WORTH to be less than L.9,000,000.

        (b) You will not allow TOTAL BORROWING to be more than 75% of TANGIBLE NET WORTH.

        (c) You will, not allow CASH GENERATED during each period specified in Column A below to be less than the percentage of DEBT SERVICE COSTS specified in Column B below:

                COLUMN A                                   COLUMN B
                --------                                   --------
                                                        (Minimum Level)
                (Agreement date to 31 March 1998)         (Not tested)
                1 April 1.998 to 31 March 1999            110%
                1 April 1,51,99 to 31 Much 2000
                and for each successive period of
                12 months, thereafter                     120%

        (d) You will not allow PBIT during each period specified in Column A below to be less than the percentage of INTEREST PAID specified in Column B below:

                COLUMN A                                  COLUMN B
                --------                                  --------
                                                       (Minimum Level)
                Financial year to 31 March 1998             350%
                1 April 1998 to 31 March 1999 and
                for each successive period of 12
                months thereafter                           375%

        (e) You and your Parent will not and each of you will procure that no other member of the Group will, without our prior written consent, (such consent not to be unreasonably withheld) either create, extend or increase any security interest on the whole or any part of your or the Group's undertaking, property or assets (including uncalled capital) whether present or future except for security interests arising in the ordinary course of trading. Security interest includes (without limitation) liens, pledges, charges, mortgages or other encumbrances.



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
                          COMMERCIAL VARIABLE RATE LOAN

        (f) You will provide us with such financial and other information relating to you or to the Group as we may reasonably require including (without limitation) copies of:

                (i) the consolidated audited accounts of the Group not later than 120 days after the end of the financial year to which they relate;

                (ii) management information not later than 21 days after the end of the quarter to which it relates (to include profit and loss and balance sheet information on a consolidated basis and for individual members of the Group) together with calculations in respect of financial covenants (where appropriate);

                (iii) published quarterly and annual accounts relating to Krug International Corp. not later than 60 and 90 days respectively after the end of the quarter or financial year to which they relate;

                (iv) management accounts in respect of you and your Subsidiary Undertakings not later than 21 days after the end of each month (to include profit and loss and balance sheet information for individual operating companies with supporting management commentary and updated capital expenditure budgets as appropriate); and

                (v) annual budgets and projections for the forthcoming 12 months (to include profit and loss, balance sheet and cash flow forecasts) within 28 days of the end of the financial year, for individual members of the Group and on a consolidated basis.

        In order to verify whether you are complying with these covenants, we will refer to the consolidated, audited, interim or management accounts of your Parent as we think appropriate. The financial covenant set out in paragraph (c) shall be tested annually. that set out in paragraph (d) shall be tested against interim and annual accounts, and those set out in paragraphs (a) and (b) shall be tested on an ongoing basis.

13      OVERDUE PAYMENTS:

        If you do not make any payment under this agreement on the date it is due, then, without prejudice to our other rights, we will charge, interest on the overdue amount from the date it was due to the date upon which we receive payment (as well after as before judgement). This will be calculated (and compounded in accordance with our normal practice) on the basis of a year of 365 days and the actual number of days elapsed.

        You will pay interest to us at a rate which is equal to the sum of:



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                         COMMERCIAL VARIABLE RATE LOAN

        5% per year; and the costs to us of funding such overdue amount during such period (as we shall determine in our discretion) expressed as an annual percentage rate.

        Any late payments may be debited to a separate account.

14      EARLY REPAYMENT:

        Paragraph 7 of the appendix gives details of how you may ask to repay the Loan before the specified repayment dates.

15      ENVIRONMENTAL LIABILITIES

        Paragraph 21 of the appendix will apply.

                                    APPENDIX

1       AGREEMENT

        This appendix forms part of the agreement between us.

        If we refer to a paragraph, this will mean a paragraph of this appendix. If we refer to a term this will mean a term of the agreement.

2       MEANINGS OF WORDS AND PHRASES USED IN THIS AGREEMENT:

        "AGREEMENT DATE" means the date on which our offer is accepted in the way set out in paragraph 3 of the appendix.

        "BUSINESS DAY" means a day on which banks in general are open in the City of London for the transaction of business of the nature set out in this agreement.

        "EVENT OF DEFAULT" means any event specified in paragraph 12 of the appendix.

        "FACILITY ONE" means a facility letter dated 8 December 1994 from us to your Parent and Beldray Limited offering a facility of L1,500,000 duly accepted by the addressees on 7 March 1995.

        "FACILITY TWO" means a facility letter dated 8 December 1994 from us to your Parent and Sowester Limited offering a facility of L2,500.000 duly accepted by the addressees on 7 March 1995.

                          COMMERCIAL VARIABLE RATE LOAN

        "FINANCE DOCUMENT" means this agreement, any Security, in the case of any Group member party to Facility One and/or Two, Facilities One and/or Two (as appropriate) and the side letters to them and any notice of drawing and any other related document.

        "FIXTURE PERIOD" means a period fixed for the calculation of the applicable interest rate in accordance with paragraph 4.

        "GROUP" means you, your Parent and any other Subsidiary Undertakings from time to time of each of you taken as a whole (and, save where the context does not admit, any of them individually); (if there are no Subsidiary Undertakings for the time being, references to the Group shall be taken to be references to you and the word consolidated in relation to any accounts or other financial matters shall be ignored.)

        "INTEREST PAYMENT DATE" means the last day of each Fixture Period (and if any Fixture Period is for longer than six months, the day falling six months after the first day of such Fixture Period).

        "LIBOR" means the rate at which sterling deposits are offered to us in the London Inter-Bank Market.

        "LOAN" means the loan facility which we have agreed to provide under the terms and subject to the, conditions of this agreement and, where necessary, it will mean all amounts owed under this agreement.

        "MLA COSTS" means such costs, if any, as we shall determine to be necessary to compensate us for complying with any reserve asset and/or any special deposit or liquidity requirements or other requirements having the same or similar purpose of the Bank of England or other UK Government Authority, whether or not such requirements have the force of law.

        "OFFER DATE" is the date shown in term 1 of the agreement. This is the date on which we make the written offer of the Loan.

        "OVERSEAS SUBSIDIARIES" means OY Klippan AB, AKTA Barnsakerhet AB, Klippan GmbH, Klippan, SARL.

        "SECURITY" means, the security shown in term 11 of the agreement.

        "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking (as defined by S.258 of the Companies Act 1985).

        "TRANSACTION DOCUMENTS" means the sale and purchase agreement relating to the acquisition of whole of the issued share capital of Klippan Limited and any other related document.


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

                          COMMERCIAL VARIABLE RATE LOAN

        The following definitions apply to the financial agreements in term 12 of the agreement:

        "BORROWINGS" means at any time the aggregate (without double counting) of the following

         (i) the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group, including for the avoidance of doubt, the outstanding principal amount of any hire purchase obligations;

         (ii) the outstanding principal amount of any debenture, bond, note, loan, stock or other security of any member of the Group;

        (iii) the outstanding principal amount of the acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

        (iv) the outstanding principal amount of all moneys owing to a member of the Group in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

        (v) the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of the asset,

        (vi) the capitalised element of indebtedness of any member of in respect of a finance lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

        (vii) the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs (i) - (vi) above which is the subject of a guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group.

        "CAPITAL EXPENDITURE" means, in respect of any financial period, the aggregate expenditure of the Group on the purchase of fixed assets (as determined in accordance with generally accepted United Kingdom accounting principles (consistently applied)

        "CASH GENERATED" means, in relation to the Group, the aggregate of:

        (i)     PBIT; PLUS

        (ii) the aggregate net value of non cash movements (including, but not

                          COMMERCIAL VARIABLE RATE LOAN

                limited to, depreciation expense, other provisions and write backs of a non-cash nature); plus

        (iii)   the aggregate value of any decrease in net working assets; PLUS

        (iv) the proceeds received by any member of the Group from the issue of new ordinary (or non-redeemable) equity capital;

        LESS

        (i)     tax paid; PLUS

        (ii)    the aggregate value of any increase in net working assets; PLUS

        (iii) an amount equal to the Capital Expenditure by the Group (but not including the capital amounts of such expenditure funded by hire purchase or finance leases) during such period less an amount equal to the net proceeds of disposal of fixed assets during such period; PLUS

        (iv) investments, including acquisitions (and investments in/loans to Krug International Corp. other than of a non-cash nature); PLUS

        (v) dividends paid on shares of your Parent (other than redeemable shares) or in respect of any minority interests; PLUS

        (vi)    any extraordinary items.

        "DEBT SERVICE COSTS" (OR "BORROWING COSTS") means, in respect of any financial period:

        (i) all interest, commission, periodic fees, and other financial charges payable by any member of the Group during such period in relation to Borrowings (including the interest element payable under hire purchase contracts and finance leases); PLUS

        (ii) the aggregate amount of all dividend payments on ordinary and redeemable preference shares (and other redeemable shares) paid; PLUS

        (iii) the aggregate amount of all repayments of Borrowings made by any member of the Group or due from any member of the Group (including redemption of any redeemable preference shares) during such period.

        "INTEREST PAID" means all interest, acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable, or capitalised) including, for the avoidance of doubt, finance charges including, for the avoidance of doubt, finance charges

                          COMMERCIAL VARIABLE RATE LOAN



        relating to finance leases and hire purchase obligations.

        "PBIT" means, in respect of any period, the profits of the Group for that period before the deduction of Interest Paid and corporation tax on the income of the Group payable in respect of any financial year:

        (i)     excluding extraordinary items under FRS 3;

        (ii)    excluding interest of whatever nature received by the Group;

        (iii) after deduction of any management charges levied by Krug International Corp. or its subsidiaries or affiliates;

         "TANGIBLE NET WORTH" means at any time the aggregate of:


        (i) the amount paid up or credited as paid up on the issued share capital of the Parent; and

        (ii) the amount standing to the credit of the consolidated capital and revenue reserves of the Group based on the Balance Sheet but adjusted by:

        (1) adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (h) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

        (2) deducting any amount standing to the debit of the profit and loss account for the Group the period ending on the date of the Balance Sheet;

        (3) deducting any amount attributable to goodwill or any other intangible asset;

        (4)     excluding any amount attributable to deferred taxation;

        (5)     excluding any amount attributable to minority interests; and

        (6) deducting amounts attributable to the investment in Krug International Corp. or owed to the Group by Krug International Corp. by way of inter company Loan or other Borrowing instrument.

3       AVAILABILITY OF LOAN

                         COMMERCIAL VARIABLE RATE LOAN

From the Offer Date shown in term 1 of the agreement you will have 30 days in which you can draw the Loan. However, you can only accept this offer and draw the Loan if we have received the following items from you and are satisfied with them:

        (a) A copy of this agreement with the acceptance form signed on your behalf and on behalf of your Parent.

        (b) A certified copy of a resolution of your board of directors showing that it:

                *       accepts the terms and conditions of the Loan;

                * agrees to provide the new security to which it is party set out in term 11 of the agreement;

                * authorises a person or persons to sign/execute each such document and take such other action on your behalf as may be necessary for the purpose of the agreement.

        (c) A copy of your Memorandum and Articles of Association (including copies of all amending resolutions) certified in each case by your secretary or a director as being up to date.

        (d) The new security referred to in term 11 of the agreement duly executed by the panics to it, together with a resolution of the board of directors (in such form as we shall require) and a copy of the Memorandum and Articles of Association (including copies of all amending resolutions) certified in each case as being up to date by its secretary or one of its directors, in respect of each security provider (other than the Borrower).

        (e)     The fee referred to in term 8 of the agreement.

        (f) A final due diligence report addressed to us by independent accountants approved by us.

        (g) Confirmation from our Solicitors that the Transaction Documents, are, in all respects, satisfactory.

        (h) Confirmation from our Solicitors that the statutory declarations, auditors' reports and other documentation necessary or desirable to ensure that the arrangements evidenced by this agreement, the Security and the Transaction Documents will not contravene Sections 151-158 of the Companies Act 1985, are, in all respects satisfactory,

        (i) Certified copies of each of the documents referred to in paragraph (g)



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
                          COMMERCIAL VARIABLE RATE LOAN

                and (h) above duly signed or executed (as appropriate) by each of the parties to them.

        (j) Customer references as proposed in the draft due diligence report.

        (k)     a copy of:

                (i) a side letter from us to Beldray Limited and your Parent amending the terms of Facility One; and

                (ii) a side letter from us to your Parent and Sowester Limited amending the terms of Facility Two;

                with the acceptance signed on behalf of each of the addressees in the letters.

        (1) Evidence of the discharge of any security interest over any of your property held by each company in the Group (except for such security granted in our favour or as disclosed to and approved by us). (If we, in our absolute discretion, permit drawdown before this condition is satisfied, you will have 28 days in which to satisfy this condition),

        You must give us one day's notice of your intention to draw the Loan. These days must be Business Days. We will credit your current account with the amount of the Loan.

4.      INTEREST

        The rate of interest shall be fixed for successive period of 3, 6 or 12 months as selected by you in writing not later than 11:00 am on the first day of the relevant Fixture Period, or such other Fixture Periods as may be necessary to ensure that any repayment installment takes place at the end of the Fixture Period (or, exceptionally, such other Fixture Period as the Bank may agree). If any Fixture Period would end on a day which is not a Business Day it shall be extended to the next succeeding Business Day if you fail to select a Fixture Period, the period of 3 months (or such other period necessary as aforesaid) shall apply,

        Interest, calculated on the basis of a year of 365 days and the actual number of days elapsed, will be paid in arrears on each Interest Payment Date. You authorise us (but without any obligation on us to do so, and without prejudice to our rights in respect thereof) to debit any such interest to a current account in your name at the Lending Branch on each Interest Payment Date.

        If at any time during the existence of the Loan any change takes place in the operation or structure of the London Inter-Bank Market for sterling deposits so as to make such deposits no longer available in the said Market or so that the offered rate available in the said Market or so that the offered rate

                          COMMERCIAL VARIABLE RATE LOAN

        of interest for such deposits is on a basis which is, in our opinion unreasonable for the calculation of the rate of interest payable on the Loan, then the provisions hereunder shall apply:

        (a) We shall within a reasonable period notify you that such change has taken place.

        (b) On the next Interest Payment Date immediately following such change we, in our absolute discretion, shall apply a rate of interest to the Loan for a period of three months for such interest payment date ("the negotiating period") but so that the revised rate of interest shall not exceed the aggregate (rounded up to the nearest one-sixteenth per cent) of:

                (i)     25 per cent per annum;

                (ii) the rate at which we shall be able at such time to purchase sterling funds of a comparable amount and tenor; and

                (iii)   the MLA Costs.

        (c) During the negotiation period you and we shall by negotiation attempt to agree a new basis for the calculation of the rate of interest applicable to the Loan and if so agreed a rate calculated on the said new basis shall apply from the first day following the end of the negotiated period.

        (d) In the event that we are not being able within the negotiating period to agree on a basis for the calculation of the interest rate, then all moneys outstanding advanced under the Loan, together with all interest accrued due thereon (if any) shall become repayable on the first day following the end of the negotiated period during which agreement has not been reached and the Loan shall be cancelled.

5       SECURITY

        You must Provide to us (if not already provided) the security shown in term 11 of the agreement. All security must be a continuing security for the discharge on demand of all indebtedness and other liabilities to us from time to time.

        You and your Parent will forthwith notify us of any company which becomes or ceases to be a Subsidiary Undertaking of either of you after the Agreement Date and shall procure that such Subsidiary Undertaking grants such security in our favour as we shall specify.

6       FEES AND COSTS

        We have the right to debit your current account with the fees set out in terms 8 and 14 of the agreement and any other costs and any other expenses payable by you under

                          COMMERCIAL VARIABLE RATE LOAN


        this agreement.

7       EARLY REPAYMENT

        We agree to let you repay the Loan early if you ask us in writing. You must give us five days notice in writing to do this. This notice shall be irrevocable and these days must be Business Days. If you repay the Loan early, the prepayment will be on such terms as we may require including (without limitation) you indemnifying us against any funding or other costs, losses, expenses or liabilities (including loss of profit) sustained or incurred by us as a result of such prepayment and in the event of a Fixture Period being broken by any prepayment, you will pay to us an additional amount calculated by reference to prevailing London Inter-Bank Market rates of interest, to compensate us for the loss (if any) we may incur in replacing the prepaid funds in the Market for the remainder of the relative Fixture Period.

        A certificate by one of our officers as to any of the amounts due from you under this paragraph shall, save for manifest error, be conclusive evidence (and admissible as such) against and binding on you.

        You cannot re-borrow any amount you prepaid.

8       LIABILITY

        If you are more than one person then the expression "you" shall mean all of such persons and (save where the context does not so admit) any of them and the obligation of those persons shall be joint and several. Each such person irrevocably appoints each other person as his agent for the service of any demand or notice under this agreement.

        You shall indemnify us on demand against any loss or expense (including, but not limited to loss of margin or any other loss or expense sustained or incurred by us in liquidating or employing deposits acquired or contracted for) suffered by us as a result of a drawing not being made after you have given notice to us of your intention to draw the Loan for any reason (except arising as a result of any failure on our part) or as a result of your failure to make payment on the due date of any sum due under the Finance Documents.

9       CURRENT ACCOUNTS

        You agree to maintain a current account with us throughout the period of the Loan.

10      PAYMENTS

        WE MAY TRANSFER AMOUNTS FROM YOUR CURRENT ACCOUNT TO MEET THE REPAYMENTS SET OUT IN TERM 10 OF THE AGREEMENT.

                          COMMERCIAL VARIABLE RATE LOAN



        We may use any repayment instalment (including instalments of principal and interest) or amount prepaid (with our consent) or any part of any such payment to:

        *       reduce the amount of principal outstanding on the Loan.
        *       pay interest accrued on the Loan.
        *       discharge any other payment due by you to us.

        You must make all payments under this agreement in full in pounds sterling without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever). If you are compelled by law to make any deduction or withholding, you will promptly pay to us such additional amounts as will make the net amount received by us equal to the full amount payable by you had there been no deduction or withholding.

        If at any time we receive any payment by or on behalf of you, your Parent or any other member of the Group (including any receipt by us as a result of enforcement of this agreement or any of the Security) other than in the appropriate payment currency (the "Appropriate Payment Currency") then such a payment shall take effect as the payment to us of the amount in the Appropriate Payment Currency which we are able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with our usual practice.

        To the extent that any payment to us under any judgement or court order in relation to this agreement or the Security is in a currency other than the Appropriate Payment Currency and on actual conversion into the Appropriate Payment Currency (after deduction of any relevant costs) falls short of the relevant liability expressed in the Appropriate Payment Currency, you as a separate and independent obligation will indemnify us against such a shortfall and will pay interest on such a shortfall from the date of such payment to the date the shortfall is paid. Such interest will be calculated under term 13 of this agreement as if the shortfall were an overdue amount.

11      SET OFF

        We shall be entitled to set-off against any of your liabilities to us under this agreement (whether present, future, actual or contingent) any of your credit balances on any of your accounts with us or in your name. We do not have to give you any prior notice to do this.

12      DEFAULT

        If any of the following events occur, we may, by giving you written notice, cancel our outstanding commitments to you (including the availability of the Loan if you have not drawn it) and demand immediate repayment of your indebtedness to us and

                          COMMERCIAL VARIABLE RATE LOAN



        exercise our rights under any Security.

        (a) If any member of the Group breaches any term or condition (including any covenant) of any Finance Document to which it is which a party.

        (b) If any member of the Group does not make any payment on the date it is due under any Finance Documents or otherwise to us or any other member of the National Westminster Group and whether by way of principal, interest or otherwise when such default extends two days beyond the due date for such payment.

        (c) If you do not use the Loan for the purpose set out in term 5 of the agreement.

        (d) If the Security or any part of the Security shall cease to be fully enforceable in accordance with its terms, the continuing nature of any Security is determined (whether such determination be by actual or constructive notice or be deemed to have occurred) or any undertaking provided in the Security or any part of the Security shall be breached or any member of the Group does anything evidencing an intention to repudiate, cancel or terminate any Finance Document.

        (e) If any member of the Group sells or disposes of any asset subject to a fixed security interest created by the Security listed in term 11 of the agreement or it ceases to be in such member's sole possession.

        (f) If your current account becomes overdrawn after the debiting of any payment due from you under the Loan or it becomes overdrawn in excess of any limit agreed with us and you do not offer payment in cash to us when we inform you of this.

        (g) If any representation, warranty or statement made to in connection with the Loan or any Finance Documents is breached or is false or if you fail, your Parent or any member of the Group fails to tell us anything which in our opinion is material to the Loan.

        (h) If you or any member of the Group makes any default in the performance of any other agreement for borrowed money whether with us or any other lender whereby the due date of repayment thereunder is rendered capable of acceleration; or

                If any of our indebtedness or the indebtedness in respect of borrowed money of any member of the Group becomes or is declared by the holder or the lender thereof to be due and payable prior to its stated maturity or such indebtedness is not repaid in full at its stated maturity; or

                If your indebtedness or the indebtedness in respect of borrowed monies of any member of the Group is repayable on demand and is not repaid in full

                          COMMERCIAL VARIABLE RATE LOAN



                immediately upon demand being made or if any guarantee or indemnity given by any giver of security in connection with any of your liabilities to us or the liabilities of any member of the Group to us or any other lender is not honoured when due and called upon.

        (i) If a petition is presented or a resolution passed for your winding up or that of any member of the Group or a petition is presented for an administration order to be made in relation to you or any member of the Group; or Your directors or the directors of any member of the Group make a proposal for a voluntary arrangement with your or its creditors; or You are unable to pay your debts within the meaning of Section 123 of the Insolvency Act 1986 or any member of the Group is unable to pay its debts within the meaning of such section or an encumbrancer takes possession, of or a receiver, an administrator, an administrative receiver, trustee or similar officer is appointed over any of, your assets or over the assets of any member of the Group.

        (j) If there shall occur in our opinion a material effective change of control (as defined by Section 840 of the Income and Corporation Taxes Act 1988) of any member of the Group.

        (k) If there has occurred any change which in our reasonable opinion is a material adverse change in your business, assets or financial condition or in the business, assets or financial condition of the Group or any member of the Group which, in our reasonable opinion, may affect your ability or the ability of any member of the Group to comply with your or its obligations under any Finance Document.

        (1) If any judgement, distress, warrant of attachment, writ of execution or similar process is issued, levied or enforced upon any of your assets or the assets of any member of the Group or if any asset held by the Bank as security for the Loan is charged or becomes encumbered elsewhere.

        (m) If you or any member of the Group ceases or threatens to cease to carry on its business or sells, transfers or otherwise disposes of in any one transaction or series of related transactions any substantial part of its assets.

        (n) If anything analogous to or having a substantially similar effect to any of the events specified in paragraphs (i) or (1) occurs under the laws of any applicable jurisdiction.

13      DELAY IN EXERCISING OUR RIGHTS

        No failure or delay by us in giving any notice or exercising any of our rights powers or privileges under this agreement this should not be construed as a waiver of any of

                          COMMERCIAL VARIABLE RATE LOAN

        our rights nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other the right, power or privilege. The rights and remedies provided in this agreement are cumulative and not exclusive of any provided by law.

14      DEMANDS AND NOTICES

        Any demand or notice to you will be made in writing and be signed by one of our officers and served either by personal delivery on you at any place or by post addressed to you at your place of business last known to us. Service by post on you shall be deemed to be effective on the next Business Day after the date of posting even if it is returned undelivered. Any notice to us under this agreement must be made in writing and signed by a duly authorised on your behalf. It must be delivered by hand or by post to the lending branch specified in term 3 of the agreement.

15      COSTS AND EXPENSES

        You will pay all costs, charges and expenses (including, without limitation, all legal and other professional fees) arising in connection with the Loan and the Security including the negotiation and preparation of this agreement, the Security and any supporting documentation and in connection with any confirmation to be given to us by our Solicitors under this agreement, and all costs, charges and expenses arising in connection with the preservation and/or enforcement of our rights under this agreement or under the Security and will indemnify us for any and all losses, costs, and expenses occasioned by the occurrence of an Event of Default.

16      INCREASED COSTS AND ILLEGALITY

        (a) If we determine in our sole opinion that as a result of any law, regulation, directive or official request (whether or not having the force of law) ("Requirement") or compliance by us with any Requirement (including compliance by us with any change in any Requirement or change in the interpretation of any Requirement) the cost to us of funding, maintaining or making available the Loan (or any undrawn amount of the Loan) is increased or the effective return to us on the Loan is reduced then you shall pay to us on demand such sum as may be certified to you by us as shall compensate us for such increased cost or such reduction.

        (b) If the effect of the introduction of or any change in applicable law or directive or the interpretation of such law or directive is to make or purport to make the Loan unlawful then our obligations under this agreement shall cease and you will on demand pay to us all amounts outstanding under the Loan.

                          COMMERCIAL VARIABLE RATE LOAN




17      GENERAL POINTS

        (a) If at any time any one or more of the provisions in this agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this agreement shall not in any way be affected or impaired.

        (b) Unless we expressly agree to do so in writing we do not hold ourselves out as providing advice on or considering the general suitability of this Loan for your particular circumstances (including tax circumstances) and neither we nor our employees shall be liable for any indications given as to such suitability. We make no warranties or representations about the advisability of any underlying transaction entered into by you or any other member of the Group. Each member of the Group should obtain independent professional advice on such matters, and upon any Security required by us.

        (c)     This Agreement is governed by the laws of England.

        (d) All expressions in this letter bearing a plural meaning shall (where the context so admits) also bear the singular meaning and vice versa.

        (e) All references in this letter to any statutory provision shall be deemed to include any statutory modification or re-enactment of such provision.

        (f) Any document or agreement (including this agreement) shall be deemed to include references to those documents as amended, supplemented, substituted, varied or replaced from time to time.

        (g) "YOU" means Bradley International Holdings Limited and "WE" and "US" means National Westminster Bank Plc.

18      REPRESENTATIONS AND WARRANTIES

        You and your Parent each represent and warrant that each of you have full power to accept and be bound by the terms and conditions set out in this agreement and in the Security to which each of you are party and that you have full power to draw the Loan and that each member of the Group has full power to enter into and grant the Security or other Finance Documents to which it is or they are party and that all necessary steps have been taken and necessary consents and authorisations obtained to do so and that accordingly this agreement and the Security constitutes the legal, valid and binding obligations of the parties to such documents, fully enforceable against each such party.

        You and your Parent also represent and warrant as follows:-

                          COMMERCIAL VARIABLE RATE LOAN



        (a) Each of you are duly incorporated and validly existing under the laws of England.

        (b) No Event of Default has occurred or is outstanding and no event has occurred which, with the giving of notice or the lapse of time, would constitute an Event of Default.

        (c) All information, exhibits and reports furnished to us in connection with this agreement and the Security were and remain true and accurate in all respects and do not omit any facts thereby rendering misleading any statement contained therein.

        (d) The latest audited accounts (consolidated, where applicable) have been prepared in accordance with generally accepted accounting principles and practices consistently applied and fairly represent your financial condition (or, where applicable, the financial condition of the Group) at that date and the results of its operations for the accounting period ended on that date, and there have been no adverse change in such conditions since that date which would materially affect your ability or the ability of any other member of the Group to perform and observe the obligations and provisions binding on it in any Finance Document.

        (e) No member of the Group is in default under any agreement to which it is party or by which it may be bound nor of any statute or legal requirement binding upon it and no litigation, arbitration or administrative proceedings are presently current or pending or, to the best of its knowledge, threatened which would materially affect your ability or the ability of any other member of the Group to perform and observe the obligations and provisions binding on it under any Finance Document.

        The representations and warranties set out above shall survive your acceptance of this agreement and the drawing of the Loan and shall be deemed to be repeated on each day throughout the period of the Loan with reference to the facts and circumstances existing at that time.

19      COVENANTS

        You covenant and undertake that you shall notify us of the occurrence of any Event of Default or any such event which, with the giving of notice or lapse of time, could constitute an Event of Default.

20      ASSIGNMENT AND TRANSFER

        (a) Neither you nor your Parent or any other member of the Group may assign/transfer all or any part of your obligations and/or rights under any

                          COMMERCIAL VARIABLE RATE LOAN



                Finance Document to which you are or it is party.

        (b) You hereby give your irrevocable consent to any assignment/transfer of any one or more of our rights/obligations under any Finance Document and "we" and "us'" shall be construed to include any assignee or transferee of our rights and obligations.

21      ENVIRONMENTAL MATTERS

        (a) You must notify us immediately if you receive any claim, notice or other communication in respect of any alleged breach of Environmental Law.

        (b) You undertake to notify us immediately if any Environmental Licence is withdrawn or is not renewed.

        (c) You represent and warrant to us that you have obtained all necessary Environmental Licences and have at all times complied in all material respects with the terms and conditions of all applicable Environmental Licences and all other applicable Environmental Law.

                You also confirm that no Hazardous Materials (other than those incidental to your business and which are stored in full compliance with Environmental Licence(s)) have been used, disposed of, generated, stored, transported, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by you) in circumstances where this might result in a liability on you.

        (d) You will indemnify and hold us and our respective officers, directors, employees and agents (the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, losses, costs, liabilities and damages of any kind and every kind of character known or unknown, fixed or contingent, out of pocket or consequential and all expenses incurred in connection therewith including reasonable legal fees and disbursements (the "Indemnified Environmental Liabilities") incurred by the Indemnified Parties or any of them as a result of or arising out of or relating to:-

                (i) The imposition or recording of any liens, pledges, charges or mortgages on or over any of your assets by any government agency or local governmental agency or authority pursuant to any Environmental Law or the removal of any such liens, pledges, charges or mortgages over your assets.

                (ii) The claims of any private parties or local government or government agency or authority regarding violations of Environmental Law in connection with your operations or the effect of the presence of any

                          COMMERCIAL VARIABLE RATE LOAN



                        Hazardous Material on the value of your assets or in connection with compliance by yourself or the Indemnified Parties with any regulation or order issued pursuant to Environmental Law. For the purposes of this agreement:

"Environmental Law" shall mean any law, regulation, code of practice, circular, guidance notes or the like (whether in the United Kingdom or elsewhere and whether now existing or subsequently enacted or promulgated) or any judicial or administrative interpretation thereof concerning the protection of human health or the environment or the conditions of the work place or, the generation, transportation, storage, treatment and disposal of hazardous materials.

"Hazardous Materials" shall mean any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which are defined, determined identified prohibited, limited or regulated by Environmental Law or any other chemical, material, substance or element existing now or in the future and which is capable of causing harm to man or any other living organism which is capable of damaging the environment or public health or welfare including any controlled, special, dangerous, toxic, radioactive or hazardous waste.

"Environmental Licence" shall mean any permit, licence or authorisation, consent or other approval required by Environmental Law.



/s/ R. Cook

For and on behalf of
National Westminster Bank Plc

                          COMMERCIAL VARIABLE RATE LOAN

                               FORM OF ACCEPTANCE

We accept the Loan on the terms and conditions set out in this letter


Date: 2 October 1997
     ---------------------
By: /s/ M. DELL
   -----------------------
For and on behalf of Bradley International Holdings Limited

                          COMMERCIAL VARIABLE RATE LOAN

                               FORM OF ACCEPTANCE

We accept the Loan on the terms and conditions set out in this letter

Date: 2 October 1997
     ---------------------
By: /s/ C.L. HASLAM
   -----------------------
For and on behalf of Krug International (UK) Limited